Exhibit 10.1

JOINT VENTURE AGREEMENT

BETWEEN

NOVO INTEGRATED SCIENCES INC.

(“NVOS”)

AND

HARVEST GOLD FARMS INC.

(“HGF”)

FOR THE DEVELOPMENT,

MANAGEMENT AND OPERATION OF

HEMP FARMING AND MEDICINAL CROPS

JOINT VENTURE AGREEMENT

Dated as of December 19, 2019

This Joint Venture Agreement (the “Agreement”) is entered into between Novo Integrated Sciences Inc., a Nevada Corporation with offices located at 11120 NE 2nd Street, Suite 200, Bellevue, Washington 98004, U.S.A (herein referred to as “NVOS”) and Harvest Gold Farms Inc., a corporation organized under the laws of New Brunswick, Canada with offices located at 866 E. H. Daigle Blvd, Grand Falls, New Brunswick, E3Z 3E8, Canada (herein referred to as “HGF”). NVOS and HGF may be referred to herein collectively as the “Parties” and separately as a “Party.”

RECEITALS

WHEREAS, NVOS is willing to assist in development, assist in management and purchase biomass resulting from open field farming for health-related cash crops, in particular medicinal cannabis and industrial hemp;

WHEREAS, NVOS is willing to develop and construct processing facilities as well as finished goods manufacturing and packaging facilities;

WHEREAS, NVOS is willing to provide the Joint Venture access to its distribution pathways established either directly or indirectly through NVOS or its wholly or partially owned subsidiaries;

WHEREAS, NVOS is willing to establish reasonable commercial cost bases to product processing and packaging ensuring a profitable and fully transparent Joint Venture;

WHEREAS, NVOS is willing to utilize all applicable HGF tools and offerings for the purposes of developing a fully comprehensive North American business platform;

WHEREAS, HGF is willing to work towards a mutually acceptable Joint Venture;

WHEREAS, HGF is willing to engage to its fullest potential in the licencing, employment harvesting, legal right consulting, business development within its geographical jurisdiction;

WHEREAS, HGF is willing assist in transport and distribution of raw and finished goods in both domestic and international jurisdictions;

WHEREAS, HGF is willing to provide certified biomass to the JV on pre-determined, mutually agreed price per acre and participate on a net revenue split of products offered to market directly or indirectly through NVOS channels;

NOW THEREFORE, the Parties agree to sign this Agreement for the purposes of developing, managing and arranging medicinal farming projects involving hemp and cannabis cash crops (hereinafter referred to as the “Primary Project”) under the following terms set out in this Agreement for the noted project (herein, referred to as the “Primary Contract”).

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1	For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(b)	“Agreement” means this Joint Venture Agreement, dated December 19, 2019.

(c)	“Company” means the Joint Venture entity which will be registered and incorporated in a Canadian jurisdiction with its operating name as Novo Earth Therapeutics Inc.

(d)	“Cost” means cost of goods sold as defined in the financials of the Primary Project.

(e)	“Effective Date” is the date of the most recent final signature on this Agreement.

(f)	“EPC” means engineering, procurement, construction contracts.

(g)	“HFG” means Harvest Gold Farms Inc.

(h)	“Joint Venture” means a business arrangement where NVOS and HGF have agreed to pool their resources for the purpose of the Primary Project.

(i)	“Law” means any domestic or foreign, federal, state, provincial, municipal or local law, statute, ordinance, code, rule, or regulation having the force of law.

(j)	“NHL” means Novo Healthnet Limited.

(k)	“NVOS” means Novo Integrated Sciences Inc.

(l)	“Parties” means collectively, Harvest Gold Farms Inc. and Novo Integrated Sciences Inc.

(m)	“Party” identifies, separately, either Harvest Gold Farms Inc. or Novo Integrated Sciences Inc.

(n)	“Primary Contract” means the terms set out in this agreement for the Primary Project.

(o)	“Primary Project” means this agreement that outlines the development, management and arranging of medicinal farming projects involving hemp and cannabis cash crops.

(p)	“Tax(es)” means any federal, state, provincial, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(q)	“Taxing Authority” means the Internal Revenue Service, the Canada Revenue Agency and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(r)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.2	Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(d)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)	references herein to any gender shall include each other gender;

(f)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(g)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including”;

(h)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(i)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE 2 - ENTERPRISE NAME

2.1	The Joint Venture has been registered and incorporated in a Canadian jurisdiction mutually acceptable to both parties and will be referred to as the “Company”, the Company shall have all the liabilities of the project in relation to finance and operation with HGF having no liability in relation to the project.

ARTICLE 3 - RELATIONSHIP OF PARTIES

3.1	The parties will work in a Joint Venture relationship with NVOS providing the development and operation of the project including sales and HGF providing the land, farming expertise, biomass and necessary approvals for the development of the agricultural project.

ARTICLE 4 - OFFICE LOCATION

4.1	The Company shall have an office in the NVOS head office location as well as an office on the Primary Project location and if necessary, offices in international jurisdictions for the purpose of sales and promotion.

ARTICLE 5 - START UP CAPITAL AND CONTRIBUTIONS

5.1	Each of the Parties shall contribute to the start-up as follows:

5.1.1	NVOS

●	Complete and finalize a business plan and layout plans, a detailed procurement project binder and an implementation and roll-out plan.
●	Make arrangements for construction and financing options of any facilities required for the profitable farming of medicinal crops or related facilities.
●	Direct project finance model and selection of EPC and management service providers.
●	Arrange for product purchase contracts.

5.1.2	HGF

●	Will provide the land and approvals for greenhouse (if necessary), open field farming and other facilities as required.
●	Arrange for all required titled land for greenhouses and outdoor agriculture platforms.
●	Arrange for all building permits, environmental approvals and HGF internal approvals including confirmation of tax-free Company status for the duration of the proposal (if possible).
●	Provide elite farming expertise for the purposes of maximizing potential profits, inclusive of harvesting techniques and process flow and engineering.

ARTICLE 6 - HGF AND NVOS COMMITMENTS SCHEDULE

6.1	Upon execution of the proposal, HGF will provide necessary documentation for all land intended for use in the Primary Project including beneficial owners, addresses, and parcel size.

6.2	Upon execution of the proposal, HGF will provide necessary documentation (allocated land) required for the completion of the construction and management package.

6.3	Harvesting schedule occurs as dictated by determined cash crop selection. Accompanying cash flow projections will be completed upon binding buyer contract receipt.

ARTICLE 7 - PRINCIPLE AND LINE OF CREDIT RETURNS

7.1	Priority is given to all debt service requirements with principle pay-back schedule adherence based on cash flow actual conditions. Distribution to Parties as per agreement on a “last to issue” basis.

ARTICLE 8 - TERM OF AGREEMENT

8.1	The initial term of this Agreement shall, unless sooner terminated by consent of all parties, expires in five (5) years from the date of Effective Date. NVOS and HGF may renew the Agreement within two (2) years of the expiry of the initial term upon mutual understanding.

8.2	It is understood that a subsequent renewal of a five (5) year term will be negotiated in good faith and shall carry terms very close to the original Agreement.

8.3	Both parties may enter into buyout negotiations with the other Party on terms agreeable to both Parties.

ARTICLE 9 - OBLIGATIONS OF NVOS

9.1	To maintain all financial records of the Company and provide quarterly and annual reporting to all Company stakeholders. All records are kept under US GAAP compliance standards.

9.2	Assign and direct operational staff from onset to agreement termination.

9.3	To remunerate HGF on the basis of thirty percent (30%) of net Company income basis on an annual basis commencing 12 months after the first full 12-month revenue period.

9.4	To purchase product from the Company at a price of cost plus five percent (5%).

9.5	To issue two (2) million NVOS common stock upon successful target of twenty-five million dollars ($25M) of net profit achieved by the Company each fiscal year. NVOS common stock will be delivered to HGF via Novo Healthnet Limited (“NHL”) exchangeable preferred shares. All parties understand NVOS is a U.S. reporting publicly traded corporation and that any NVOS common shares issued, from exchanging the NHL exchangeable preferred shares, will be provided under the guiding U.S. rules and regulations. Furthermore, all parties understand these shares will carry the same rights and conditions, with no special terms or conditions, as all NVOS common shares authorized for issue under the companies’ Nevada Articles of Incorporation. Any NVOS common stock issued to HGF, on or after the date hereof, is subject to pro-rata adjustment in the event that NVOS shall, prior to the issuance date, approve any forward stock split, reverse stock split or other capitalization re-structure.

ARTICLE 10 - OBLIGATIONS OF HGF

10.1	To assist the Company in any way deemed necessary by the Company in the marketing and sales of all cash crops associated to the Primary Project both domestically and internationally.

10.2	To maintain positive relations with agencies (government and environmental) ensuring continuing land use and development.

10.3	To promote and maintain positive public relations activities ensuring positive Company public opinion.

10.4	To grow medicinal agriculture crop at the highest standard, subject to independent third party biomass testing.

10.5	To grow in the most profitable manner while maintaining the standards of excellence required to maintain elite status.

10.6	To provide a minimum of seven thousand (7000) acres for the Primary Project to be identified by each individual lot, including size, and its placement in the annual rotation as per SCHEDULE A.

ARTICLE 11 - MANAGEMENT PERSONNEL

11.1	All staffing, including but not limited to, management, specialized or general labor requirements for farming will be the sole responsibility of HGF.

ARTICLE 12 - DIVIDEND DISTRIBUTIONS

12.1	The distribution will be based on NVOS audited review and will be made within three months of annual considerations on the basis of a seventy percent (70%) of net profit to NVOS and thirty percent (30%) of net profit to HGF.

12.2	The distribution will be based on NVOS audited review and will be made within three months of annual considerations.

ARTICLE 13 - CURRENCY

13.1	Except where otherwise expressly provided, all amounts of monies referenced are in US dollars.

ARTICLE 14 - BANKING AND ACCOUNTING

14.1	The Company will have a segregated bank account controlled by NVOS for general operating expenses and a segregated investment account for passive short-term secured investments.

ARTICLE 15 - FINANCIAL STATEMENTS

15.1	The Company will prepare quarterly statements for review by the Parties, released on the 15th day of each subsequent quarter.

15.2	The Company’s audited annual filing will be prepared in accordance to NVOS requirements for the purposes of consolidation on a US GAAP accounting basis.

15.3	The Company’s fiscal year is September 1 through August 31.

ARTICLE 16 - TAXES

16.1	The Company will ensure timely remittance of all tax liabilities and ensure specific adherence to any specific tax considerations. HGF will ensure maximum tax reduction and where possible elimination of any tax consideration.

ARTICLE 17 - PRESERVATION OF RECORDS

17.1	All company records will be kept for a minimum of five (5) years unless otherwise required by federal or provincial law.

ARTICLE 18 - ASSIGNMENT BY NVOS

18.1	During the term of this agreement NVOS shall have the right to assign, transfer or sell all or part of its interest in the agreement upon the terms and conditions herein, subject only to prior written notice to HGF.

ARTICLE 19 - ASSIGNMENT BY HGF

19.1	During the term of this agreement HGF shall have the right, upon written approval of NVOS, to assign, transfer or sell all or part of their interest in this agreement.

ARTICLE 20 - BEST EFFORTS

20.1	NVOS and HGF covenant and agree to make their best efforts to fully develop the Primary Projects as well as all projects associated to this agreement as per this agreement at all times faithfully, honestly and diligently perform or cause to be performed their obligations hereunder and to continuously exert best efforts to promote and enhance the business and in that regards they hereby covenant and agree, so long as this Agreement shall remain in effect, to operate the business, as to preserve, maintain and enhance the reputation of NVOS and HGF through the Company.

ARTICLE 21 - DISPUTES

21.1	The Parties shall negotiate in good faith and make every effort to settle any dispute, or claim, that may arise out of, or relate to, the Agreement. If agreement cannot be reached, an aggrieved Party shall, if he intends to proceed further in terms of Section 21.2 hereof, advise all other Parties in writing that negotiations have failed and that he intends to refer the matter to mediation in terms of Section 21.2.

21.2	Not earlier than ten (10) working days after having advised the other Party, in terms of Section 21.2, that negotiations in regard to a dispute have failed, an aggrieved Party may require that the dispute be referred, without legal representation, to mediation by a single mediator. The mediator shall be selected by agreement between the Parties. The costs of the mediation shall be borne equally by the Parties.

The mediator shall convene a hearing of the Parties and may hold separate discussions with either Party and shall assist the Parties in reaching a mutually acceptable settlement of their differences through means of reconciliation, interpretation, clarification, suggestion and advice. The Parties shall record such agreement in writing and thereafter they shall be bound by such agreement.

The mediator is authorised to end the mediation process whenever in his opinion further efforts at mediation would not contribute to a resolution of the dispute between the Parties.

21.3	Where a dispute or claim is not resolved by mediation, it shall be referred to arbitration by a single arbitrator to be selected by agreement between the Parties. The Party requiring referral to arbitration shall notify the other Party, in writing, thereof, not later than thirty (30) calendar days after the mediator has expressed his opinion, failing which the mediator’s opinion shall be deemed to have been accepted by the Parties and shall be put into effect.

Arbitration shall be conducted in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended, and in accordance with such procedure as may be agreed by the Parties or, failing such agreement, in accordance with the rules for the Conduct of Arbitrations published by the Association of Arbitrators and current at the date that the arbitrator is appointed.

The decisions of the arbitrator shall be final and binding on the Parties, shall be carried into immediate effect and, if necessary, be made an order of any court of competent jurisdiction.

ARTICLE 22 - INDEMNIFICATION

22.1	The Parties agree to mutually defend, indemnify and save one another harmless from and against any claims, demands, actions, losses, damages, costs, charges, liabilities and any expenses, including legal fees of whatever kind arising out of or in connection with each parties’ activities conducted pursuant to this Agreement.

ARTICLE 23 - CONFORMITY WITH LAWS

23.1	In this Agreement, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

23.2	If any provision or part of any provision in this Agreement is void for any reason or found to be unenforceable, it may be severed without affecting the validity and enforceability of the balance of the Agreement.

23.3	This Agreement binds and benefits the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

23.4	This Agreement contains the sole and entire agreement between the parties and supersedes any and all other agreements, both verbal and written, between them.

23.5	The parties agree that neither of them has made any representations with respect to the subject matter of this Agreement, or any representations inducing the execution and delivery hereof, except such representations as are specifically set forth herein.

ARTICLE 24 - CONFIDENTIALITY

24.1	The parties shall keep confidential all business terms and conditions of this Agreement and neither shall release such information to any other party without the express written consent of the other, in the case of NVOS, it is understood that NVOS will be filing this Agreement with the Security Exchange Commission of the United States of America in a matter compliant to publicly listed company rules.

ARTICLE 25 - ENTIRE AGREEMENT

25.1	No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

25.2	Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

25.3	The provisions of this paragraph may not be waived as set forth herein.

[Signatures Appear on Following Page]

ARTICLE 26 - AFFIRMATION AND EXECUTION

Novo Integrated Sciences Inc.

By:	/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	CEO

Date:	December 19, 2019

Address for Notices:
119 Westcreek Drive Unit 1
Woodbridge, Ontario, Canada, L4L 9N6
Email: xxxxxxxxx@xxxxxxx.com

Harvest Gold Farms Inc.

By:	/s/ Michael Scully
Name:	Michael Scully, BBA J.D.
Title:	President

Date:	December 19, 2019

Address for Notices:
866 E. H. Daigle Blvd.
Grand Falls, New Brunswick, Canada, E3Z 3E8
Email: xxxxxxxxx@gmail.com

SCHEDULE A

Acreage Identification for the Primary Project

Disclosed in certificate of Robert Mattacchione, dated December 18, 2019.